EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-283898) and on Form S-8 (File No. 333-264081) of our report dated September 19, 2025, relating to the consolidated financial statements of The Marygold Companies, Inc. as of June 30, 2025, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Francisco, California

September 19, 2025